UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CERIDIAN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CERIDIAN MAILS LETTER TO STOCKHOLDERS

Ceridian Board Urges Stockholders to Vote the White Proxy Card

MINNEAPOLIS, MN — August 16, 2007 — Ceridian Corporation (NYSE: CEN) today announced that it is mailing the following letter to all stockholders in connection with the Company’s September 12, 2007 Annual Meeting of Stockholders:

August 16, 2007

Dear Ceridian Stockholders:

Following a thorough and publicly announced exploration of strategic alternatives, the Ceridian Board of Directors determined that a sale of the company for $36 per share in cash is in the best interests of all Ceridian stockholders and provides the greatest and most certain value among the available alternatives.  After we announced the $36 per share transaction, Pershing Square Capital Management, which had already disclosed its intention to try to replace the Board, publicly stated its opposition to the transaction.  Pershing Square subsequently engaged its own financial advisers and commenced its own exploration of strategic alternatives.

While we welcomed Pershing Square’s efforts to find a superior alternative, Pershing Square announced earlier this week that it had found no such alternative and is now supportive of our $36 per share merger.  As stated in its revised proxy statement, Pershing Square has “concluded that an outright sale of the company at $36 per share is the best of the available alternatives.”  We welcome that support as well.

Despite its support for the transaction, however, Pershing Square is still attempting to replace the Board and is continuing to engage in unfounded personal attacks against the Board and management.  While we do not intend to respond to Pershing Square’s attacks in kind, we do want you, our stockholders, to understand why we believe Pershing Square’s continued efforts to replace the Board are ill-advised and disruptive and, if successful, may create unnecessary risks for Ceridian and our ability to close the $36 per share transaction.

Our pending $36 per share transaction was developed and negotiated by the current Board and management, and the Board and management has been and remains committed to completing the transaction as soon as possible.  We believe that the election of a new Board, nominated by a hedge fund that has engaged in attacks on the company and its incumbent Board and management for the last eight months, would create greater risk to the consummation of our transaction.  We believe it is not prudent to change the Board in the middle of trying to complete a $36 per share transaction.

Pershing Square’s stated reason for continuing with its election contest is that if the transaction does not close, “it is critical that Ceridian is governed by a board which is well equipped and incentivized to oversee the business going forward.”  Ironically, it is now Pershing Square’s ongoing proxy contest against the Board which secured the $36 per share transaction that creates additional risk that the transaction does not close.  And in that event, we believe that putting the company in the hands of a new Board would be the worst possible result.  We also do not believe that Pershing Square has provided any evidence that it or its nominees are better equipped to oversee an operating business than is the current Board and management.

In sum, we believe that a $36 per share transaction is in the best interests of all stockholders, and it is not in your best interests to increase risk to the completion of the transaction by electing Pershing Square’s nominees.  The good news is that we remain confident in our ability to complete our $36 per share transaction, assuming the current Board and management remain in place pending the closing.

For these reasons, we urge you to use the WHITE proxy card to vote in favor of the merger and in favor of our Board nominees.  For your convenience, we have enclosed another copy of the WHITE proxy card, which also contains instructions for voting by telephone or by the Internet.

Thank you for your continued support.

On behalf of the Board of Directors,

/s/ L. White Matthews, III
L. White Matthews, III
Chairman

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card in the addressed, stamped envelope provided today.  If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by the dissident group.  Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

ABOUT CERIDIAN

Ceridian Corporation (www.ceridian.com) is a business services company that helps its customers maximize the power of their people, lower their costs and focus on what they do best. The Company serves businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with its 2007 annual meeting of stockholders, Ceridian has filed a proxy statement, White Proxy Card and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CERIDIAN AND THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.  Investors may contact MacKenzie Partners, Inc., Ceridian’s proxy advisor for the 2007 annual meeting, at 800-322-2885 or by email at ceridianproxy@mackenziepartners.com.  Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning Ceridian at the SEC’s website at http://www.sec.gov.  Free copies of Ceridian’s SEC filings are also available on Ceridian’s website at http://www.ceridian.com.  These materials and other documents may also be obtained for free from: Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, Attn: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

Ceridian and its officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Ceridian’s stockholders with respect to the matters to be considered at Ceridian’s 2007 annual meeting. Information regarding the officers and directors of Ceridian and potential participants in the solicitation is included in Ceridian’s definitive proxy statement filed with the SEC on July 31, 2007, its Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on April 30, 2007 and on Ceridian’s website at http://www.ceridian.com.

CONTACTS:

Pete Stoddart, Director of Public Relations
 952-853-4278

Craig Manson, Vice President of Investor Relations
 952-853-6022

Eric Brielmann / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449